UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*

(Amendment No. 2)

GlycoMimetics, Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

38000Q102

(CUSIP Number)

July 25, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38000Q102	13G

1	NAMES OF REPORTING PERSONS Invus Public Equities, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,589,064
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 8,589,064
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,589,064
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 38000Q102	13G

1	NAMES OF REPORTING PERSONS Invus Public Equities Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,589,064
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 8,589,064
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,589,064
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 38000Q102	13G

1	NAMES OF REPORTING PERSONS Invus Global Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,589,064
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 8,589,064
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,589,0644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 38000Q102	13G

1	NAMES OF REPORTING PERSONS Siren, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,589,064
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 8,589,064
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,589,064
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 38000Q102	13G

1	NAMES OF REPORTING PERSONS Raymond Debbane
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Panama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,589,064
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 8,589,064
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,589,064
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 38000Q102	13G

1	NAMES OF REPORTING PERSONS Artal International S.C.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 38000Q102	13G

1	NAMES OF REPORTING PERSONS Artal International Management S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 38000Q102	13G

1	NAMES OF REPORTING PERSONS Artal Group S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 38000Q102	13G

1	NAMES OF REPORTING PERSONS Westend S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 38000Q102	13G

1	NAMES OF REPORTING PERSONS Stichting Administratiekantoor Westend
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION The Netherlands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 38000Q102	13G

1	NAMES OF REPORTING PERSONS Mr. Amaury Wittouck
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Belgium

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Explanatory Note

On July 25, 2024, in connection with a reorganization (the “Reorganization”), Global Management replaced the Geneva branch of Artal International as the managing member of Invus PE Advisors (each defined below). Siren (defined below) is the managing member of Global Management and Mr. Raymond Debbane is the managing member of Siren. Accordingly, Artal International, Artal International Management, Artal Group, Westend, the Stichting and Mr. Amaury Wittouck (each defined below and together, the “Artal Parties”) are no longer deemed to beneficially own the Shares directly held by Invus Public Equities (defined below). This Schedule 13G reports beneficial ownership as of July 25, 2024, immediately following the Reorganization, and reflects an exit filing by the Artal Parties and an initial filing on Schedule 13G by Global Management, Siren and Mr. Debbane. See Item 4.

Item 1(a).	Name of Issuer:

GlycoMimetics, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

9708 Medical Center Drive, Rockville, MD 20850

Item 2(a).	Name of Person Filing:

Item 2(b).	Address of Principal Business Office or, if none, Residence:

Item 2(c).	Citizenship:

(i) Invus Public Equities, L.P. (“Invus Public Equities”)

750 Lexington Avenue, 30th Floor, New York, NY 10022

Citizenship: Bermuda limited partnership

(ii) Invus Public Equities Advisors, LLC (“Invus PE Advisors”)

750 Lexington Avenue, 30th Floor, New York, NY 10022

Citizenship: Delaware limited liability company

(iii) Invus Global Management, LLC (“Global Management”)

750 Lexington Avenue, 30th Floor, New York, NY 10022

Citizenship: Delaware limited liability company

(iv) Siren, L.L.C. (“Siren”)

c/o The Invus Group, LLC, 750 Lexington Avenue, 30th Floor, New York, NY 10022

Citizenship: Delaware limited liability company

(v) Raymond Debbane

750 Lexington Avenue, 30th Floor, New York, NY 10022

Citizenship: Panama

(vi) Artal International S.C.A. (“Artal International”)

Valley Park, 44, Rue de la Vallée, L-2661, Luxembourg

Citizenship: Luxembourg limited partnership

(vii) Artal International Management S.A. (“Artal International Management”)

Valley Park, 44, Rue de la Vallée, L-2661, Luxembourg

Citizenship: Luxembourg société anonyme

(viii) Artal Group S.A. (“Artal Group”)

Valley Park, 44, Rue de la Vallée, L-2661, Luxembourg

Citizenship: Luxembourg société anonyme

(ix) Westend S.A. (“Westend”)

Valley Park, 44, Rue de la Vallée, L-2661, Luxembourg

Citizenship: Luxembourg société anonyme

(x) Stichting Administratiekantoor Westend (the “Stichting”)

Claude Debussylaan, 46, 1082 MD Amsterdam, The Netherlands

Citizenship: Netherlands foundation

(xi) Mr. Amaury Wittouck

Valley Park, 44, Rue de la Vallée, L-2661, Luxembourg

Citizenship: Belgium

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

Item 2(d).	Title of Class of Securities:

Common Stock, $0.001 par value per share (the “Shares”)

Item 2(e).	CUSIP Number:

38000Q102

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is a(n):

This Item 3 is not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

As of July 25, 2024, following the Reorganization whereby Global Management became the managing member of Invus PE Advisors, Invus Public Equities directly held 8,589,064 Shares. Invus PE Advisors, as the general partner of Invus Public Equities, controls Invus Public Equities and, accordingly, may be deemed to beneficially own the Shares directly held by Invus Public Equities. Global Management, as the managing member of Invus PE Advisors, controls Invus PE Advisors and, accordingly, may be deemed to beneficially own the Shares that Invus PE Advisors may be deemed to beneficially own. Siren, as the managing member of Global Management, controls Global Management and, accordingly, may be deemed to beneficially own the Shares that Global Management may be deemed to beneficially own. Mr. Raymond Debbane, as the managing member of Siren, controls Siren and, accordingly, may be deemed to beneficially own the Shares that Siren may be deemed to beneficially own.

(b) Percent of class:

As of July 25, 2024, following the Reorganization, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of Shares listed on such Reporting Person’s cover page. Calculations of the percentage of Shares beneficially owned are based on 64,464,412 Shares outstanding as of May 7, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2024.

(c) Number of shares as to which Invus Public Equities, Invus PE Advisors, Global Management, Siren and Mr. Debbane has:

(i)	Sole power to vote or to direct the vote:

8,589,064

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

8,589,064

(iv)	Shared power to dispose or to direct the disposition of:

0

As of July 25, 2024, following the Reorganization, Artal International, Artal International Management, Artal Group, Westend, the Stichting and Mr. Wittouck are no longer deemed to beneficially own any Shares.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

On July 25, 2024, in connection with the Reorganization, Global Management replaced the Geneva branch of Artal International as the managing member of Invus PE Advisors. Accordingly, the Geneva branch of Artal International, Artal International Management, Artal Group, Westend, Stichting and Mr. Wittouck are no longer deemed to beneficially own the Shares directly held by Invus Public Equities and have ceased to be Reporting Persons.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

This Item 6 is not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

This Item 7 is not applicable.

Item 8.	Identification and Classification of Members of the Group.

This Item 8 is not applicable.

Item 9.	Notice of Dissolution of Group.

This Item 9 is not applicable.

Item 10.	Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 29, 2024

INVUS PUBLIC EQUITIES, L.P.

By:	INVUS PUBLIC EQUITIES ADVISORS,
LLC, its general partner

By:	/s/ Raymond Debbane
Name:	Raymond Debbane
Title:	President

INVUS PUBLIC EQUITIES ADVISORS, LLC

By:	/s/ Raymond Debbane
Name:	Raymond Debbane
Title:	President

INVUS GLOBAL MANAGEMENT, LLC

By:	/s/ Raymond Debbane
Name:	Raymond Debbane
Title:	President

SIREN, L.L.C.

By:	/s/ Raymond Debbane
Name:	Raymond Debbane
Title:	President

MR. RAYMOND DEBBANE

By:	/s/ Raymond Debbane

ARTAL INTERNATIONAL S.C.A.

By:	ARTAL INTERNATIONAL
MANAGEMENT S.A., its managing partner

By:	/s/ Anne Goffard
Name:	Anne Goffard
Title:	Managing Director

ARTAL INTERNATIONAL MANAGEMENT S.A.

By:	/s/ Anne Goffard
Name:	Anne Goffard
Title:	Managing Director

ARTAL GROUP S.A.

By:	/s/ Anne Goffard
Name:	Anne Goffard
Title:	Authorized Person

WESTEND S.A.

By:	/s/ Anne Goffard
Name:	Anne Goffard
Title:	Managing Director

STICHTING ADMINISTRATIEKANTOOR WESTEND

By:	/s/ Amaury Wittouck
Name:	Amaury Wittouck
Title:	Sole Member of the Board

MR. AMAURY WITTOUCK

By:	/s/ Amaury Wittouck

EXHIBIT INDEX

Exhibit Number	Title

1.	Joint Filing Agreement